Exhibit 10.11

The securities represented by this Note or issuable upon its conversion have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged, hypothecated, or otherwise disposed of in the absence of the (i) and effective registration statement for such securities under such act or (ii) an opinion of company counsel that such registration is not required.

Greenscape Laboratories, Inc.

CONVERTIBLE PROMISSORY NOTE

$1,120.00	February 21, 2014

FOR GOOD AND VALUABLE CONSIDERATION, of cash loaned to the company, receipt of which is acknowledged hereby, the undersigned, Greenscape Laboratories, Inc., (“Greenscape”), a Wyoming Corporation of 1311 East La Rua St., Pensacola, FL 32501 (“Borrower”), hereby promises to pay to the order of Mentat Holdings 2110 N. 20th Avenue Pensacola, FL 32503 in lawful money of the United States of America, the principal sum of One Thousand One Hundred Twenty Dollars ($1,120.00) on demand with no interest.

Payment under this Note shall be made at the Lender’s address set forth above, or such other address as may be designated by the Lender or his legal representative in a written notice delivered to the Borrower.  This Note may be pre-paid in whole or in part at any time without penalty.

Upon any failure to pay the principal or interest when due under this Note interest shall accrue and be payable on the on the amount then due at the rate of zero percent (0%) per annum (or, if lower, the maximum rate permitted by law) until the obligation of the Borrower with respect to such payment has been discharged.

The Borrower, at its sole discretion, may pay the Lender on the due date of this Note by issuing the lender shares of Greenscape Laboratories, Inc.’s common stock (the “Payment Shares”) at a price equivalent to $0.0001 per share irrespective of the market price for such shares.  The Payment shares shall be restricted under the securities laws and shall bear appropriate legends.

In addition to the rights of the Borrower to require a conversion of this Note, the Holder, may convert his Note by surrendering his Note to the Company with a letter confirming Holder’s election to convert his Note into the Payment Shares.

The Holder represents and warrants that he has acquired this Note and, upon any conversion, will be acquiring the Payment Shares for its own account for investments, and not with a view to, or for sale in connection with, the distribution or either the Note or the stock, or with any present intention of selling or otherwise disposing of all or any part of either the Note or the stock.  The Holder understands that neither the Note or the Payment Shares are being registered under the Securities Act of 1933 (the”1933 Act”) because the issuance and sale of the Note or the stock is intended to be exempt from registration under as a private transaction under Regulations D promulgated under the 1933 Act. The Company has issued this Note to Holder in reliance upon certain representations that the Holder has made to the Company.

This Note shall be governed by and construed in accordance with the laws of the State of California. This Borrower hereby waives presentment of this Note for payment, demand, notice of dishonor, protest, and notice of protest. The Borrower shall pay all reasonable costs and expenses incurred by the holder of this Note in any proceeding instituted to enforce the payment thereof, including attorney’s fees, provided that holder of this Note is wholly or partially successful in any such proceeding.

Greenscape Laboratories, Inc.

_/s/______________________________

James R. J. Scheltema, President